Exhibit 10.34

Amendment to Employment Agreement

        This Amendment is made this 27th day of September, 2004, by and between Interline Brands, Inc., a New Jersey Corporation (f/k/a Wilmar Industries, Inc.) ("Company"), whose address is 801 West Bay Street, Jacksonville, Florida 32204 and Fred Bravo ("Executive").

        Whereas, the Company and Executive have previously entered into an Employment Agreement dated January 7, 2004 (the "Agreement"); and,

        Whereas, the Company and Executive desire to modify and amend the Agreement and certain provisions thereof.

        Now, therefore, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.
Section 1 of the Agreement entitled "Term of Employment" is hereby deleted in its entirety and shall be replaced with the following provisions and incorporated into the Agreement as the new and substituted Section 1:

    "1.    Term of Employment. The Executive's term of employment with the Company under this Agreement shall begin on the date hereof, and unless sooner terminated as hereafter provided, shall continue until January 7, 2005 (the "Employment Term"); provided that the Employment Term shall automatically be extended for successive one-year periods unless the Company provides written notice of non-renewal at least sixty (60) days prior to the end of the Employment Term or any renewal term thereof.

    The termination of the Executive's employment at the end of the Employment Term or any successive one year period thereafter on account of the Company giving notice to the Executive of its desire not to extend the Employment Term in accordance with the provisions of this Section 1 shall be treated for all purposes as a termination without Cause pursuant to Section 7 (c), and the provisions of Section 7 (c) shall apply to such termination. The termination of the Executive's employment at the end of the Employment Term or any successive one year period thereafter on account of the Executive giving notice to the Company of his/her desire not to extend the Employment Term in accordance with the provisions of this Section 1 shall be treated for all purposes as a voluntary termination pursuant to Section 7 (d), and the provisions of Section 7 (d) shall apply to such termination.

2.
Except as modified or amended herein or by any offer letter to the Executive, the Agreement remains in full force and effect. Nothing contained herein invalidates or shall impair or release any covenant, condition or stipulation in the Agreement, and the same, except as herein modified and amended, shall continue in full force and effect.

3.
This Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one Agreement. The parties specifically agree that facsimile signatures are acceptable and permitted and shall be considered original and authentic. Each party executing this Agreement represents that such party has the full authority and legal power to do so.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement, which is effective as of the date first above written.

INTERLINE BRANDS, INC.		EXECUTIVE
By:	/s/ MICHAEL J. GREBE (Signature)	/s/ FRED BRAVO (Signature)
	Name: Michael J. Grebe Title: President and Chief Executive Officer Date: September 27, 2004	Name: Fred Bravo Title: Vice President Date: September 27, 2004